Exhibit 99(c)

Supplement to Present Required Information in Searchable Format

FIVE-YEAR PERFORMANCE GRAPH
	2014	2015	2016	2017	2018	2019

GE	$100	$128	$133	$76	$34	$52
S&P 500	100	101	113	138	132	174
DJIA	100	100	117	149	144	181